                               AMENDMENT No. 2
                                    to the
                  AMENDED AND RESTATED DECLARATION OF TRUST
                                      of
                         OPPENHEIMER HIGH YIELD FUND

This Amendment Number 2 is made as of September 15, 2002 to the Amended and
Restated Declaration of Trust of Oppenheimer High Yield Fund (the "Trust"),
dated as of October 31, 2000, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

      WHEREAS, the Trustees established Oppenheimer High Yield Fund as a trust fund under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under a Declaration of Trust dated August 15, 1986, as amended and restated as of October 31,
2000;

      WHEREAS, the Trustees, acting pursuant to Section 12 of ARTICLE NINTH, of the Trust's Amended and Restated Declaration of Trust dated October 31,
2000, and further amended January 25, 2002 desire to change the registered agent of the Trust;

      NOW, THEREFORE, the Trust's Amended and Restated Declaration of Trust
is amended as follows:

      Article FIRST of the Trust's Amended and Restated Declaration of Trust
is amended by changing the registered agent as follows:

           The Registered Agent for Service of Process is CT
      Corporation System, 101 Federal Street, Boston, MA 02110.

Acting pursuant to Section 12 of ARTICLE NINTH, the undersigned signs this amendment by and on behalf of the Trustees.

                                    Oppenheimer High Yield Fund

                                    By: /s/ Denis R. Molleur
                                        --------------------
                                          Denis Molleur,
                                          Assistant Secretary